EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

MURPHY OIL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“Company”),

DOES HERBY CERTIFY:

FIRST: On March 11, 2005, the Board of Directors of the Company adopted a resolution proposing an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 450,000,000 and directing that said amendment be considered at the Annual Meeting of Stockholders to be held May 11, 2005. The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that the Certificate of Incorporation of the Company be amended by deleting the first paragraph of Article FOURTH and substituting therefore the following:

“The total number of shares of stock of all classes which the Company shall have authority to issue is 450,400,000, of which 400,000 shall be of the par value of $100 each, designated as ‘Cumulative Preferred Stock’, and 450,000,000 shall be of the par value of $1.00 each, designated as ‘Common Stock.”;

FURTHER RESOLVED, that the proposed charter amendment be included within the proxy materials to be distributed to stockholders and that the Company’s stockholders shall be asked to vote for or against the charter amendment by simple majority vote at the Annual Meeting of Stockholders to be held May 11, 2005. The Board recommends that the stockholders vote FOR the amendment to the Certificate of Incorporation.”

SECOND: Thereafter, pursuant to said resolution of its Board of Directors, said amendment was considered at the annual meeting of stockholders of said Company by the stockholders entitled to vote in respect of said amendment, notice of which meeting was duly given as required by Section 222 of the General Corporation Law of the State of Delaware, and at such meeting the necessary number of shares as required by statute and by the Certificate of Incorporation were voted in favor of the adoption of said amendment.

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Said amendment effects no change in the issued shares of the corporation.

IN WITNESS WHEREOF, said MURPHY OIL CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by Steven A. Cossé, its Executive Vice President, and Walter K. Compton, its Secretary, this 11th day of May, 2005.

MURPHY OIL CORPORATION

BY:	/S/ STEVEN A. COSSÉ
Steven A. Cossé
Executive Vice President

ATTEST:

By:	/S/ WALTER K. COMPTON
Walter K. Compton
Secretary

STATE OF ARKANSAS	)

) ss.
COUNTY OF UNION	)

BE IT REMEMBERED that on this 11th day of May, 2005, personally came before me, a Notary Public in and for the County and State aforesaid, Steven A. Cossé, Executive Vice President of Murphy Oil Corporation, a Corporation of the State of Delaware, the corporation described in and which executed the foregoing certificate, known to me personally to be such, and he, the said Steven A. Cossé, as such Executive Vice President, duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said corporation; that the signature of the said Executive Vice President and the Secretary of said corporation to said foregoing certificate are in the handwriting of said Executive Vice President and Secretary of said corporation, respectively, and that the seal affixed to said certificate is the common or corporate seal of said corporation, and that the facts stated therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

My commission expires                         .

Notary Public in and for
Union County, Arkansas